6100 North Baker Road

Milwaukee, WI 53209

Contact:
Andrew Lampereur
For Immediate Release	Executive Vice President and CFO
414-352-4160

ACTUANT ANNOUNCES IMPACT OF NEW CONTINGENT CONVERTIBLE DEBT

ACCOUNTING RULE

MILWAUKEE, WI, January 31, 2005 — Actuant Corporation (NYSE:ATU) announced that it will adopt the provisions of the Emerging Issues Task Force Issue 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (“EITF 04-08”) in its quarter ending February 28, 2005. Actuant’s 2% Contingent Convertible Debentures (the “2% CoCos”) are convertible at the option of the holder into shares of Actuant Class A Common Stock once the common stock trades above $47.89 for a specified period of time (a market price trigger). This new accounting rule requires companies with contingently convertible debt instruments to include the dilutive effect of the contingently convertible debt in diluted earnings per share calculations regardless of whether the market price trigger has been met. This new accounting rule is also required to be applied retroactively. Actuant issued the 2% Co-Cos in November 2003, and will therefore be restating its diluted earnings per share for each quarter in fiscal 2004, as well as the first quarter of fiscal 2005.

The impact of adopting the new accounting rule is a reduction in diluted earnings per share, but not net earnings. The quarterly restatement of diluted earnings per share for fiscal 2004 and 2005 is reported on the attachment to this press release. In calculating diluted earnings per share under the new rules, Actuant is required to add back the net of tax charges for interest expense and debt issuance cost amortization related to the 2% Co-Cos to net income (restated numerator) and increase the weighted average outstanding shares for the shares issuable under the 2% Co-Cos (restated denominator).

The adoption of EITF 04-08 also impacts the diluted earnings per share guidance the Company provided on December 16, 2004. The adoption of the new accounting rule will reduce the Company’s prior diluted earnings per share guidance for the fiscal year ended August 31, 2004 by approximately $0.25 per share, and its guidance for the quarter ended February 28, 2005 by approximately $0.05 per share. Updated guidance for the twelve months ended August 31, 2005, including the impact of the Key Components and Hedley Purvis acquisitions, will be provided on the Company’s second quarter earnings conference call on March 17, 2005.

Actuant, headquartered in Milwaukee, Wisconsin, is a diversified industrial company with operations in over 25 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Products are offered under established brand names such as Acme Electric, B.W. Elliott. Dresco, Enerpac, Gardner Bender, Gits, Hedley Purvis, Kopp, Kwikee, Marinco,

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ATU – Page 2

Milwaukee Cylinder, Nielsen Sessions, Power-Packer, Power Gear, Sperry, Turner Electric, and Yvel.

For further information on Actuant and its business units, visit the Company’s website at www.actuant.com.

(table follows)

ACTUANT CORPORATION

Impact of EITF 04-08 on Diluted Earnings Per Share

(In thousands, except per share amounts)

	FISCAL 2004					FISCAL 2005
	Q1	Q2	Q3	Q4	TOTAL	Q1
	(1)				(1)
Restated diluted earnings per share:
Numerator:
Earnings from continuing operations	$293	$8,758	$7,466	$7,373	$23,890	$17,506
Interest expense on 2% Convertible Notes, net of income taxes	—	491	491	491	1,583	491
Amortization of debt issuance costs on 2% Convertible Notes, net of income taxes	—	120	120	120	386	120

Earnings from continuing operations based on the if-converted method	293	9,369	8,077	7,984	25,859	18,117
Discontinued operations, net of income taxes	—	—	—	10,933	10,933	—

Net earnings based on the if-converted method	$293	$9,369	$8,077	$18,917	$36,792	$18,117

Denominator:
Weighted average common shares outstanding for basic earnings per share	23,539	23,601	23,703	23,757	23,660	23,877
Net effect of dilutive stock options based on the treasury stock method using average market price	1,188	1,311	811	758	1,017	727
Net effect of 2% Convertible Notes based on the if-converted method	—	3,758	3,758	3,758	3,028	3,758

Weighted average common and equivalent shares outstanding for diluted earnings per share	24,727	28,670	28,272	28,273	27,705	28,362

Diluted earnings per share as reported:
Earnings from continuing operations	$0.01	$0.35	$0.30	$0.30	$0.97	$0.71
Discontinued operations, net of income taxes	—	—	—	0.45	0.44	—

Total	$0.01	$0.35	$0.30	$0.75	$1.41	$0.71
EITF impact on diluted EPS from continuing operations	$—	$(0.02)	$(0.01)	$(0.02)	$(0.04)	$(0.07)
EITF impact on diluted EPS from discontinued operations	—	—	—	(0.06)	(0.05)	—
Restated diluted earnings per share:
Earnings from continuing operations	$0.01	$0.33	$0.29	$0.28	$0.93	$0.64
Discontinued operations, net of income taxes	—	—	—	0.39	0.39	—

Total	$0.01	$0.33	$0.29	$0.67	$1.32	$0.64

Diluted Earnings Per Share Excluding Discontinued Operations and Special Items (2)
Diluted earnings per share from continuing operations as reported (GAAP Measure)	$0.01	$0.35	$0.30	$0.30	$0.97	$0.71
Debt extinguishment costs, net of income taxes	0.40	0.06	0.28	0.29	1.02	—

Diluted earnings per share excluding discontinued operations and special items before application of EITF 04-08	$0.41	$0.41	$0.58	$0.59	$1.99	$0.71
Impact of adoption of EITF 04-08	—	(0.03)	(0.05)	(0.06)	(0.15)	(0.07)

Diluted earnings per share excluding discontinued operations and special items (Non-GAAP Measure)	$0.41	$0.38	$0.53	$0.53	$1.84	$0.64

(1)	The potential conversion of 2% Convertible Notes has been excluded from the diluted earnings per share calculation for the first quarter of fiscal 2004 because the effect is anti-dilutive. Such amounts are dilutive when considering the full year impact of the adoption of EITF 04-08.

(2)	Diluted earnings per share excluding discontinued operations and special items represent diluted earnings per share per the Consolidated Statement of Earnings net of charges or credits for items that are not representative of the normal recurring operations of the current portfolio of Actuant companies. These items include results from discontinued operations and expenses recorded to extinguish debt entered into at the time of the spin-off. These measures should not be considered as an alternative to diluted earnings per share as an indicator of the company’s operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies.